On May 20, 2004, the Trust held a joint special meeting of shareholders of the Funds ("Shareholder Meeting"). Shareholders of each Fund were asked to consider a proposal to approve a new advisory agreement between the Funds and Boston Advisors, Inc. ("Proposal 1"). For each of Cash Reserves Fund and U.S. Government Fund, shareholders were asked to consider a proposal to approve a new sub-advisory agreement among Cash Reserves Fund, U.S. Government Fund, Boston Advisors, Inc. and MONY Capital Management, Inc., an affiliate of Boston Advisors, Inc. ("Proposal 2"). For each Fund, shareholders were asked to elect five trustees to serve on the board of trustees until their successors have been duly elected and qualified ("Proposal 3").

         The results of the Shareholder Meeting are reported below.

         Proposal 1


         Cash Reserves Fund:

                  For:                       1,264,697,289.54  (equal to 97.74% of outstanding shares)

                  Against:                       8,768,532.01 (equal to 0.68% of outstanding shares)

                  Abstain:                       8,515,385.99 (equal to 0.66% of outstanding shares)




         U.S. Government Money Market Fund:

                  For:                           177,647,655.74 (equal to 96.93% of outstanding shares)

                  Against:                       978,618.94 (equal to 0.53% of outstanding shares)

                  Abstain:                       5,931,450.78 (equal to 3.24% of outstanding shares)


         Tax Free Money Market Fund:

                  For:                           80,268,177.15 (equal to 98.89% of outstanding shares)

                  Against:                       338,834.68 (equal to 0.42% of outstanding shares)

                  Abstain:                       338,508.22 (equal to 0.42% of outstanding shares)



         New York Municipal Money Market Fund:

                  For:                           137,698,029.24 (equal to 97.92% of outstanding shares)

                  Against:                       734,292.41 (equal to 0.52% of outstanding shares)

                  Abstain:                       1,973,828.49 (equal to 1.40% of outstanding shares)


         Proposal 2


         Cash Reserves Fund:

                  For:                       1,263,049,269.52 (equal to 97.62% of outstanding shares)

                  Against:                       10,264,608.28 (equal to 0.79% of outstanding shares)

                  Abstain:                       8,667,329.74 (equal to 0.67% of outstanding shares)




         U.S. Government Money Market Fund:

                  For:                           177,441,250.87 (equal to 96.82% of outstanding shares)

                  Against:                       1,162,890.67 (equal to 0.64% of outstanding shares)

                  Abstain:                       5,953,583.92 (equal to 3.25% of outstanding shares)


         Proposal 3

         For Any:            Mr. Anathan:      1,668,885,353.82 (equal to 98.87% of shares voted)
                             Mr. Botwinick:   1,669,197,185.64 (equal to 98.89% of shares voted)
                             Mr. Chang:         1,669,702,186.20 (equal to 98.92% of shares voted)
                             Mr. Peach:          1,669,788,000.81 (equal to 98.93% of shares voted)
                             Ms. Zuckerwise: 1,669,316,874.17 (equal to 98.90% of shares voted)


         Withheld Any:                Mr. Anathan:       19,005,249.37 (equal to 1.13% of shares voted)
                                      Mr. Botwinick:    18,693,417.55 (equal to 1.11% of shares voted)
                                      Mr. Chang:          18,188,417.00 (equal to 1.08% of shares voted)
                                      Mr. Peach:           18,102,602.38 (equal to 1.07% of shares voted)
                                      Ms. Zuckerwise:  18,573,729.03 (equal to 1.10% of shares voted)

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